STATE OF MARYLAND

* * * SPECIMEN * * *	NATIONAL RENEWABLE ENERGY INVESTMENT FUND, INC.

Fully Paid and Non-Assessable Common Stock

, 20	* * * SPECIMEN * * *

( ) ---------------------------------------

National Renewable Energy Investment Fund, Inc.

20
	President	Secretary
$.001 Par Value

Of

National Renewable

Energy Investment

Fund, Inc.

Common Stock

* * * SPECIMEN * * *

                    , 20

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS THEN AVAILABLE.